Exhibit 99.1

CONSENT OF DIRECTOR

I, David Gaw, hereby consent to be a director of Plymouth Opportunity REIT, Inc. upon the consummation of its initial public offering and to the inclusion of my name and biography in the Registration Statement on Form S-11 and related prospectus of Plymouth Opportunity REIT, Inc. for such offering.

/s/ David Gaw
David Gaw

Boston, Massachusetts
March 1, 2011